UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

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FOR IMMEDIATE RELEASE

Barnwell Directors Adjourn Annual Meeting Again, Impose Bylaw Amendment to Restrict Opposition Shareholders’ Voice

Vero Beach, Florida, September 16, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”), issued the following letter today to shareholders of Barnwell:

Dear Fellow Shareholders of Barnwell Industries, Inc.:

Not surprisingly, the last two remaining directors (Grossman and Horowitz) of Barnwell Industries, Inc.’s (“BRN” or “Barnwell”) adjourned the Barnwell 2025 Annual Meeting to September 19, 2025, because of their failure to secure a quorum once again. Obviously, they failed to secure a quorum because shareholders refused to change their vote from the Green Card to Management’s White Card. Of course, in typical fashion, rather than listen to the will of the shareholders, Grossman and Horowitz have once again robbed shareholders of their voice by disingenuously manipulating the annual meeting process in the interest of getting themselves and two others elected to the Board without having to renominate directors and call for a new annual meeting for 2025. They voted to amend the BRN’s bylaws to reduce the quorum they need for the 2025 Annual Meeting to just 33 1/3%, all to ensure they can vote themselves into “power” again. This is the ultimate move to entrench themselves.

Grossman and Horowitz like to take zero accountability and blame me for not “turning in” the Green Card but as I repeatedly told shareholders, the decision to switch to the Management White Card was always in their hands. At any time, any shareholder can re-submit their proxy on Management’s White Card in support of Grossman and Horowitz. Cleary, they continue to keep their vote on the Green Card. This is why preliminary numbers on the White card show that less than 30% of shareholders support the election of Grossman and Horowitz whereas every single director candidate on the Green Card received over 43% support from shareholders.

This less than 30% support for Grossman and Horowitz (and a paltry 34% for each of Hopkins and McPherson) (more on him later) is even more miserable when you consider the following shareholdings:

Person	% BRN Ownership
Grossman	1.6%
Horowitz	3.3%
Hopkins (CEO)	2.0%
Gifford (CFO)	1.5%
Kinzler	9.6%
Magaro (who is clearly an improper undisclosed “group” with Kinzler)	8.6%
Total	26.6%

If you count the inappropriate use of the Company pension plan to buy up Barnwell shares to pad their “insider group” ownership stake, that 6.2% interest brings them to 32.8%. This implies that EVERY SINGLE director candidate on Management’s white card, including Grossman, Horowitz, Hopkins and McPherson currently have less than 5% shareholder support outside of their “insider group.”

Why would any shareholder support the antics of these two lone directors or the two others they propose to elect? Grossman and Horowitz have literally pushed BRN into a going concern warning with their wasteful spending padding the pockets of Grossman’s lawyer brother at Skadden, among other law firms. They have also refused to move forward with an investigation into the Texas investment, damages that could bring the Company $10.0 - $15.0 million in recovery against Kinzler and many of the current and past directors, including Phil McPherson (the candidate chosen by Grossman and Horowitz to rejoin the Board)). Grossman and Horowitz are too busy manipulating the corporate machinery to keep their board seats rather than investigate this matter, a gross violation of their fiduciary obligations in my opinion.

I have said it before and will say it again. These so-called stewards of BRN take zero accountability for any of their actions on the Barnwell Board, blame me every chance they get, claim they have made credible settlement attempts with me and spew rhetoric about being open to resolving matters. But why would I bail them out now? They have taken every opportunity to drive BRN into the ground and fundamentally disgrace the very tenets of good corporate governance, so much so that not even the lone director who was elected through the consent solicitation process could stand to remain on the board with them. No reputable director would agree to join this board with them.

Grossman and Horowitz are happy to put off seeking out potential damages of $10.0 - $15.0 million for BRN but have no problem stripping shareholders of their rights, manipulating the bylaws to get themselves elected, selling off Company assets in fire sales, failing to collect the small amount of cash promised to the Company from the Water sale and literally pushing BRN to the brink of bankruptcy.

Grossman and Horowitz should immediately pursue any possible recoveries that stem from improper actions of Kinzler and certain other directors who were on the Board in 2022 at the time of the Texas investment (including Peter O’Malley, Frank Kelly and Phil McPherson) before the statute of limitations on this improper transaction expires. They also should take a long look in the mirror if they want to understand why BRN is currently in the position that it is in today. Only they, along with Kinzler until he was ousted, created the havoc that is BRN today.

Special call out on McPherson. For shareholders who are unaware – it was McPherson, as CFO of Citadel Exploration, Inc. from 2012 – 2020 that led Citadel into insolvency. McPherson also who advocated for the Barnwell Texas debacle that is a prime contributor to Barnwell’s slide towards insolvency. It was McPherson who advocated disciplinary actions against Grossman in 2022 for Grossman’s “pattern of…attacks and threats against…members of the Board” (which included McPherson), and yet now McPherson desires to support Grossman – but as previously stated who else would agree to join a Board of a “going concern” risk Company with questionable governance?? I can think of no one less qualified to rejoin Barnwell’s board than McPherson.

As a 30% shareholder (and BRN’s largest single shareholder), all this imprudent value-destroying spending impacts my investment more than anyone else, and I am not happy about it. It is clear other shareholders are not happy about it either or they would give their White card vote to Horowitz and Grossman. But, I guess, in BRN’s case, you don’t have to earn it, you can just take it. However, we caution Horowitz, Grossman and all other Board members who join, we expect them to pursue the wrongdoings re Texas with vigor or risk liability.

Good luck!

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

Voting Results

Preliminary voting results are not final and may not reflect the ultimate outcome. Shareholders who have already voted may revoke their proxy and submit a new one at any time up to and including the meeting date. The Sherwood Group strongly urges shareholders not to give undue weight to the preliminary voting results and, instead, to consider all material facts concerning the election before making their voting decisions with respect to the annual meeting.

If you previously voted on the Green card and wish your vote to count for purpose of the quorum and NOT for directors you previously selected, then you are free to vote the Barnwell White card.

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com

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